PIEDMONT MANAGEMENT COMPANY INC. AND SUBSIDIARIES
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COMPUTATION OF LOSS PER COMMON SHARE AND
COMMON EQUIVALENT SHARE (Unaudited)
                                                              Nine Months Ended September 30,
                                                             1995                      1994
(A)  Loss per common share and common
       equivalent share:

     Number of common shares:
     Issued (weighted average) . . . . . . .             5,251,637                 5,230,844
     Less treasury stock . . . . . . . . . .              (265,000)                 (265,000)
                                                          --------                ----------
     Outstanding for period. . . . . . . . .             4,986,637                 4,965,844
     Common equivalent shares (two common for
       each preferred share). . . . . . . . .                -                          -
     Average stock options outstanding
       (net of repurchased shares under the
       treasury stock method). . . . . . . .                 -                          -
                                                         ---------                 ----------
                                                         4,986,637                  4,965,844

   Net loss. . . . . . . . . . . . . . . . .          $(12,201,433)               $(3,435,757)
   Deduction ($.75 per share) for dividends
    on preferred stock . . . . . . . . . . .               143,976                    144,434
                                                        ----------                  ----------
   Net loss applicable to common stock . . .          $(12,345,409)               $(3,580,191)
                                                       ===========                  =========
   Loss per common share . . . . . . . . . .                $(2.48)                     $(.72)
                                                             =====                        ====
(B) Loss per common share assuming
     full dilution:

    Number of common shares:
     Outstanding for period. . . . . . . . .             4,986,637                  4,965,844
     Common equivalent shares (two common for
         each preferred share). . . . . . . .              383,988                    385,156
                                                         ---------                 ----------
                                                         5,370,625                  5,315,000
     Average stock options outstanding
         (net of repurchased shares under the
          treasury stock method) . . . . . .                33,890                     79,205
                                                          ---------                 ---------
                                                         5,404,515                  5,430,205

     Net loss. . . . . . . . . . . . . . . . .        $(12,201,433)               $(3,435,757)
                                                        ==========                  ==========
     Loss per common share and common
      equivalent share . . . . . . . . . . . .              $(2.26)                     $(.63)
                                                             =====                       =====

NOTE: In computing loss per common share in 1995 and 1994, results were reduced by accrued dividends on cumulative convertible Series A preferred stock as inclusion of common stock equivalents would have been anti-dilutive.  Accordingly, only weighted average shares were used in the computations.
                                 EXHIBIT I

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